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APPENDIX A

THL Credit Advisors LLC

THL Credit Senior Loan Strategies LLC

Code of Ethics

I.	Statement of Policy

This Code of Ethics (“Code”) has been adopted by each of THL Credit Advisors LLC and THL Credit Senior Loan Strategies LLC (together, “THL Credit”). The Code applies to all employees, officers, control persons1 and directors2 of THL Credit (“Covered Persons”).

The policy of THL Credit is to identify, address and detect any conflict of interest, or the appearance of any conflict of interest, between the interests of THL Credit, or its Covered Persons, and the interests of THL Credit’s advisory clients (“Clients”). Federal securities laws, including the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and rules thereunder, require that THL Credit establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.

Additionally, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act require an investment adviser to adopt and implement a written Code of Ethics.

This Code of Ethics has been adopted by THL Credit to meet those concerns and specific legal requirements. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to the Legal/Compliance Department.

[1]

Control person is defined as any other person as identified on Form ADV filed by THL Credit with the U.S. Securities and Exchange Commission, (1) who, in connection with his or her regular functions or duties, generates, participates in, or obtains information regarding THL Credit’s purchase or sale of a security by or on behalf of a Client; (2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales; (3) who obtains information or exercises influence concerning investment recommendations made to a Client of THL Credit; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to non-public information regarding any Clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund for which THL Credit serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with THL Credit.

[2]	This Code only applies to directors who meet the definition of control person as noted above.

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II.	Standards of Business Conduct

General Prohibitions. All Covered Persons must comply with all applicable federal securities laws. The 1940 Act, Advisers Act, and the rules thereunder make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Clients to:

a.	employ any device, scheme or artifice to defraud Clients;

b.	make any untrue statement of a material fact, omit to state a material fact or in any way mislead Clients regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients;

d.	engage in any manipulative practice with respect to Clients; or

e.	engage in any manipulative practice with respect to securities, including price manipulation.

Fiduciary Duty. As a fiduciary, THL Credit has an affirmative duty to act solely in the best interests of its Clients and to make a complete and unbiased disclosure of all material facts relating to the investment advice it provides Clients, particularly in situations in which THL Credit’s interests may conflict with those of a Client. Consistent with this duty, THL Credit must at all times act in its Clients’ best interests, and its conduct will be measured against a higher standard of conduct than that applied generally in ordinary commercial transactions. Among the specific fiduciary obligations that THL Credit has are:

a.	duty to have a reasonable, independent basis for its investment advice and recommendations;

b.	a duty to obtain best execution for Clients’ securities transactions when the adviser is in a position to select brokers;

c.	a duty to ensure that its investment advice is suitable and appropriate given each Client’s objectives, needs, and circumstances;

d.	a duty to refrain from entering into transactions, including personal securities transactions, that are inconsistent with Client interests; and

e.	an obligation to be loyal to its Clients.

Personal Securities Transactions. The Code regulates personal securities transactions as a part of the effort by THL Credit to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which a Supervised Person has a beneficial interest.

Security is interpreted very broadly for this purpose and includes any right to acquire any security (an option or warrant, for example).

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You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from action in the security, or in which you have an indirect interest, including beneficial ownership by an Immediate Family Member (as defined below), or your share of securities held by a partnership of which you are a general partner. Technically, the rules under Section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16). Examples of beneficial interest are attached as Exhibit 1 hereto.

In any situation where the potential for conflict exists, transactions for Clients must take precedence over any personal transaction. Covered Persons owe a duty to Clients to conduct their personal securities transactions in a manner that does not interfere with Clients’ portfolio transactions or otherwise take inappropriate advantage of their relationship to Clients. Personal securities transactions must comply with the Code and should avoid any actual or potential conflict of interest between your interests and Clients’ interests.

Situations not specifically governed by this Code will be resolved in light of this general principle.

The term “Immediate Family Member” means any of the following persons who reside in a Covered Person’s household or who depend on the Covered Person for basic living support: the Covered Person’s spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in- law, including any adoptive relationships.

Insider Trading. Covered Persons are forbidden from buying or selling any security, either personally or on behalf of others, while either THL Credit or the employee is in possession of material, non-public information (inside information) concerning the security or the issuer. A violation of THL Credit’s insider trading policies may result in criminal and civil penalties, including imprisonment and substantial fines. An employee aware of or in possession of inside information must report it immediately to the Chief Compliance Officer (“CCO”). Covered Persons should refer to the Insider Trading Policy in THL Credit’s Compliance Manual or consult the Legal/Compliance Department for further information.

Confidentiality. There is a basic fiduciary premise that information concerning the identity of security holdings and financial circumstances of Clients is confidential. All Covered Persons are prohibited from disclosing to persons outside the firm any non-public information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client. Supervised Persons should refer to the Confidentiality Policy in THL Credit’s Compliance Manual or consult the Legal/Compliance Department for further information.

Regulation S-P. In most jurisdictions, laws and regulations govern THL Credit’s collection and use of the personal identifiable information about clients and employees, including the disclosure of such information by THL Credit to business partners and other third parties. In particular, Federal Regulation S-P (“Reg S-P”) protects “consumers” and “customers”

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(as defined in Reg S-P) from an investment adviser or investment company disclosing their “non-public personal information” to persons unaffiliated with such adviser or investment company without their knowledge or consent. Covered Persons should refer to the Privacy Procedures in THL Credit’s Compliance Manual or consult the Legal/Compliance Department for further information.

Political Contributions. Rule 206(4)-5 of the Advisers Act, also known as the “Pay to Play Rule,” imposes a two-year compensation ban for advisers if the adviser or its “covered associates” make certain political contributions to an “official” of a government entity client. “Pay to play” refers to the practice of making contributions to elected officials to attempt to influence the awarding of contracts to manage public pension plan assets and other government investment accounts. Covered Persons are required to preclear all political contributions including spouses and those who are in their household. Covered Persons should refer to the Political Contribution Procedures in THL Credit’s Compliance Manual or consult the Legal/Compliance Department for further information.

Gifts and Entertainment. The giving and receiving by Covered Persons of excessive gifts and/or entertainment to or from person or entities with whom the firm has (or is considering having) a business relationship may be viewed as an attempt to improperly influence the current or prospective business relationship. THL Credit has established gift reporting and preapproval thresholds for Covered Persons. Covered Persons should refer to the Gift and Entertainment Policy in THL Credit’s Compliance Manual or consult the Legal/Compliance Department for further information.

Other Restrictions. The Code also regulates certain other conduct that conflicts, potentially conflicts or raises the appearance of an actual conflict with the interests of Clients, as a part of the effort by THL Credit to detect and prevent conduct that might violate the policy of THL Credit regarding conflict of interests or the general prohibitions outlined above.

III.	Restrictions on Personal Securities Transactions

A.	No purchase or acquisition of securities of any publicly traded companies. No Covered Person may purchase or acquire securities of any publicly traded company except where:

a.

a Covered Person or their Immediate Family Member serves as an employee, officer or director of a publicly traded company, a purchase of securities of said publicly traded company is allowed (subject to preclearance and any applicable trading window of the public traded company); or

b.

THL Credit or its affiliates serves as adviser or subadviser to a publicly traded company (e.g. a closed end fund or a business development company), (an “Advised Fund”), a purchase of securities of said Advised Fund is allowed (subject to preclearance and any applicable trading window implemented by THL Credit).

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B.	No Transactions with Clients. No Covered Person shall knowingly sell to or purchase from a Client any security or other property, except securities issued by that Client.

C.

No Conflicting Transactions / Pending Client Orders. No Covered Person shall purchase or sell a security on a day during which a Client has a pending purchase or sale order in that same security (excluding securities which do not require preclearance).

D.

Holding Period. All trades that are required to be precleared (as noted in Section IV below), are subject to a 60-day holding period from the trade date on a purchase and subsequent sale, or the sale and subsequent purchase. Any profits realized on trades executed within the 60-day holding period shall be disgorged and distributed in a manner determined by the CCO.

E.	Limit Orders. No Covered Person shall enter into limit orders that extend beyond the period during which that preclearance was obtained.

F.

Private Placements. All Covered Persons are prohibited from purchasing a security in a private placement or any other offering exempt from registration under the Securities Act of 1933, as amended, unless they have obtained prior written approval (via the Private Security Transaction Questionnaire or similar evidence) from the CCO or her designee;

Provided, that in determining whether to grant permission for such private placement, the CCO shall consider, among other things, whether such investment opportunity should be reserved for clients of THL Credit, and whether such transaction is being offered to the person because of his or her position with THL Credit;

Provided further, that any such Covered Person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of THL Credit, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

G.

Public Offerings. All Covered Persons are prohibited from purchasing or acquiring securities during an initial or secondary public offering, except that, with the preapproval of the CCO, a Supervised Person may acquire a security in an initial or secondary public offering (i) that is directed or sponsored by THL Credit or its affiliates or (ii) of an Advised Fund

H.

“Black-Out Period”. All Covered Persons may not buy or sell a security within 7 calendar days before or after any Client, over which THL Credit exercises investment discretion, trades in such security.

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I.

Short Selling. All Covered Persons are prohibited from short selling any security, whether or not it is held in a THL Credit client portfolio, except that short selling against broad market indices and “against the box” are permitted.

J.	Restricted List Securities. Covered Persons are prohibited from trading any security which is listed on any THL Credit Restricted List, including the Private Information Restricted List.

IV.	Exempt Transactions

The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Section III (Restrictions on Personal Securities Transactions) of this Code shall not apply to:

A.	Purchases or sales effected in any account over which the Covered Persons have no direct or indirect influence or control.

B.

Purchases or sales in exchange traded, closed end, or unit investment trust funds that are not advised or sub-advised by THL Credit or its affiliates (except business development companies, which are required to be precleared).

C.	Purchases or sales in private placements of THL Credit sponsored pooled vehicles that have been created to invest in THL Credit products.

D.

Purchases or sales in any “Fully Discretionary Account” that has been approved as such by the CCO or her designee. The term “Fully Discretionary Account” means an account (including an investment advisory account, trust account or employee benefit plan account) of such Covered Person (either alone or with others) managed or held by a broker-dealer, future commissions merchant, investment advisor or trustee as to which neither a Supervised Person nor an Immediate Family Member: (a) exercise any investment discretion; (b) suggest or receive notices of transactions prior to their execution; or (c) otherwise has any direct or indirect influence or control. In addition, to qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a security or futures contract on behalf of a THL Credit Client. To qualify an account as a Fully Discretionary Account, the CCO or her designee must receive and approve a written notice.

This exclusion from the preclearance requirement is based upon the Covered Person not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the Covered Person is able to directly or indirectly influence or control any transaction in such investment advisory account before it is executed, the Covered Person must seek preclearance of that transaction before it is executed.

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E.	Transactions in any Non-Reportable Security, which is defined to mean:

Any direct obligation of the Government of the United States;

Shares of money market funds;

Shares of registered open-end investment companies other than those for which THL Credit or an affiliate of THL Credit acts as investment adviser or subadviser; or

High quality short-term debt instruments, including, but not limited to, bankers’ acceptances, bank certificate of deposit, commercial paper and repurchase agreements.

Covered Persons do not need to report or furnish transactions or holdings reports in Non-Reportable Securities.

F.

Transactions or holdings in certain qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986, (“529 Plans”) where THL Credit or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan.

G.

Certain corporate actions - any acquisition or disposition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

H.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

I.	Purchases of securities under dividend reinvestment plans.

J.	Purchases or sales of THL Credit equity (including exercise of option grants).

K.	Purchases pursuant to a direct stock purchase plan (but subject to preclearance requirements as noted in Section III.A above).

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V.	Transaction Restriction Reference Chart

The transaction restriction reference chart includes the preclearance requirement, restrictions and reporting requirements for each security type. All precleared personal securities transactions must be executed within the same business day after preclearance or such other time as may be specified by the CCO or her designee, otherwise the preclearance will expire, and the request must be made again.

Security Type	Trading Restrictions	Annual Reporting/Confirmation Required
Equity Securities

Equity Securities and Options on Such Securities (Common, ADR’s, and Preferred Stock) (except as noted in next row)	No purchases allowed. Selling allowed with Preclearance.	Yes

Equity Securities and Options on Such Securities of Publicly Traded Companies in which Covered Person (or Immediate Family Member) is an employee, officer of director	Preclearance required and may be subject to trading windows.	Yes

Advised or Sub-Advised Closed End (including Business Development Companies), Exchange Traded and Open-Ended Mutual Funds by THL Credit or its affiliates	Preclearance Required and subject to trading windows	Yes

Exchange Traded Funds	No preclearance requirement or holding period restrictions.	Yes

Business Development Companies (“BDCs”) not advised or sub-advised by THL Credit	Preclearance Required	Yes

Closed End Funds (excluding BDCs) not advised or sub- advised by THL Credit	No preclearance requirement or holding period restrictions.	Yes

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Open Ended Mutual Funds	No preclearance requirement or holding period restrictions.	No

Unit Investment Trusts	No preclearance requirement or holding period restrictions.	Yes

Fixed Income Securities

US Agencies	No purchases allowed. Selling allowed with preclearance.	Yes

Corporate Bonds	No purchases allowed. Selling allowed with preclearance.	Yes

Municipal Bonds	No purchases allowed. Selling allowed with preclearance.	Yes

Mortgage Backed /Asset Backed Securities	No purchases allowed. Selling allowed after preclearance.	Yes

Direct Obligations of the US Government	No preclearance required or holding period restrictions.	No

Other

Variable Annuities	No preclearance required or holding period restrictions.	No

Futures Contracts (including currency, US Treasury, Eurodollar, physical commodity, futures on US agencies, foreign government, international/supranational, or listed futures)	No preclearance required or holding period restrictions.	Yes

Money Market Instruments (Certificates of Deposits, Time Deposits, Banker’s Acceptances, Repurchase Agreements)	No preclearance required or holding period restrictions.	No

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Automatic Investment Plans and Dividend Reinvestment Plans (“DRIPs”)	No limitations on existing DRIP’s. New DRIP’s require approval.	Yes

Private Placements	Preclearance Required.	Yes

Cryptocurrencies (including Bitcoin)	No purchases allowed. Selling allowed with preclearance.	Yes

Crowdfunding	No purchases allowed. Selling allowed with preclearance.	Yes

STEP Income Securities (unsecured debt securities of an issuer that are linked to a market measure)	No purchases allowed. Selling allowed with preclearance.	Yes

Prohibited Transactions

Restricted List Securities	Prohibited	Prohibited

New Issues and Secondary Offerings	Prohibited (other than for funds advised or sub- advised by THL Credit, which are subject to preclearance)	Prohibited

Initial Public Offerings of non-affiliated companies/funds.	Prohibited	Prohibited

Short Sales	Prohibited	Prohibited

For the preclearance requirements of any security which is not listed on the chart above, please contact the Legal/Compliance Department.

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VI.	Compliance Procedures

A.

Execution of Personal Securities Transactions. All personal securities transactions by Covered Persons must be conducted through brokerage accounts that have been identified to THL Credit. No exceptions to this policy will be made. Each such brokerage account must be set up to deliver duplicate copies of all confirmations and statements to THL Credit or the Covered Person must be able to provide duplicate copies of all confirmation and statements directly to the CCO.

B.	Preclearance

1.

All Covered Persons must preclear their purchase or sell transactions by submitting a Trade Authorization Request Form either manually, via email or through an automated personal trading application (i.e., PTCC); if the CCO is requesting preclearance for his or her own purchase or sell transaction, the CCO’s designee will review such request in accordance with this Policy in lieu of the CCO.

2.	The CCO or her designee shall verify whether the purchase or sale of any security is in compliance with the Code and shall preclear any such transaction if it does not violate the Code;

3.	The CCO or her designee shall grant their approval via the Trade Authorization Request Form either manually, via email or through an automated personal trading application (i.e., PTCC);

4.	The CCO or her designee shall maintain all records of the request an any approval/denials; and

5.

The CCO or her designee shall review all Covered Person duplicate confirmations and statements (either manual or electronic) to verify that all personal securities transactions have been properly precleared.

From time to time, THL Credit will adopt “open window” policies applicable to transactions in securities issued by funds advised or sub-advised by THL Credit.

VII.	Reporting and Disclosure of Personal Holdings and Transactions

A.

Disclosure of Personal Holdings. Each Covered Person shall disclose his or her personal securities holdings no later than ten (10) days after commencement of employment with THL Credit via the Initial Holdings Form, which may be done electronically (via PTCC) or manually, and annually thereafter via the Annual Holdings Form, in either electronic (via PTCC) or paper format.[3] Annual reports shall be delivered to THL Credit no later than 30 days after the annual month end that the CCO has established as the annual report period.

[3]	The information must be current as of a date no more than 45 days prior to the date the person becomes an employee or, for annual reports, no more than 45 days before the report is submitted.

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B.	Reporting Personal Securities Transactions.

1.

Each Covered Person shall (i) identify to THL Credit any account with a registered broker-dealer, bank or futures commission merchant or other account used to hold or engage in any purchase or sale of a publicly traded company or futures contract or in which the person has a beneficial interest and (ii) instruct the broker or custodian to deliver to THL Credit duplicate confirmations of all transactions and duplicate account statements.

2.	Each Covered Person shall report all personal securities transactions during a quarter to THL Credit no later than thirty (30) days after the end of the quarter.

Quarterly transaction reports shall include the following information:

For each transaction:

•	the date of the transaction;

•	title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was affected;

•	the name of the broker, dealer, futures commission merchant or bank with or through which the transaction was affected; and

•	the date the report is submitted.

In addition, for each account established during the quarter in which securities are held for the benefit of a person, the quarterly report shall include:

•	the name of the broker, dealer, futures commission merchant or bank with whom the account was established;

•	the date the account was established; and

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•	the date the report is submitted.

C.

Reports may be in any form. Quarterly transaction reports filed pursuant to Section VII (B)(2) of this Code may be reported via email certification form via PTCC or in any form (including copies of confirmations or account statements) including the information required by Section VII (B)(2).

Any personal securities transaction which for any reason does not appear in the trading or brokerage records described above shall be reported as required by Section VII (B)(2) of this Code.

D.	Monitoring of Transactions. The CCO, or her designee, will review the holdings and transaction reports filed and monitor the trading patterns of Covered Persons.

E.

Certification of Compliance. Each Covered Person shall: (a) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement, (b) certify in writing or electronic format acceptable to the CCO that he/she has read and understood the Code of Ethics; and (c) retain or be able to readily access a copy at all times. Each Covered Person is required to certify annually (either manually or electronically) that he or she has disclosed all reportable holdings required to be disclosed or reported under the Code. To accomplish this, an annual holdings certification shall be distributed (either manually or electronically).

In addition, on a quarterly basis, each Covered Person is required to complete a Quarterly Affirmation of Compliance in which he or she certifies that he or she has have reported all personal securities transactions and/or investment accounts reported to be disclosed or reported under the Code no later than the 30th calendar day following the end of the quarter.

Also, whenever there is a material Amendment to the Code, each Covered Person is required to submit an acknowledgement that he or she has received, read, and understood the amendments to the Code.

F.	Annual Reports to Boards of Directors/Trustees of Investment Company Clients.

Where required, THL Credit will furnish an annual report to the Board of Managers of THL Credit Advisors LLC and to the directors and trustees of any business development company or other regulated investment company that is a THL Credit client that:

1.	Summarizes existing procedures concerning personal investing by Covered Persons and any changes in those procedures and restrictions that were made during the previous year;

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2.	Certifies that THL Credit has adopted and implemented such procedures as are reasonably necessary to prevent Covered Persons from violating this Code;

3.

Describe any issues arising under the Code since the last report, including but not limited to, information about any material violations of the Code or procedures and the sanctions imposed in response to the violations; and

4.	Describes any changes in existing restrictions that the CCO recommends based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

G.

Reporting Misconduct. If you believe you may have violated any laws, this Code, or other standards of conduct adopted by THL Credit, you are expected to report it to the CCO or her designee(s) immediately. You must also promptly report any violations of the Code by any person subject to this Code. The CCO will keep reports of violations and the identity of those reporting violations. You shall not be subject to any retaliation for reporting a violation in good faith. In addition, if you observe or become aware of any illegal or improper conduct on the part a consultant, supplier, client, counterparty or other third party, you should communicate that information to your direct supervisor and, if appropriate or necessary, to a more senior manager or the General Counsel, to make certain the situation will be addressed.

VIII.	Outside Business Activities/Service as Director

No Covered Person may become an officer, director or employee of a company not affiliated with THL Credit or its affiliates (other than serving as a director or observer to the board of directors of any company, in connection with performance of job function for THL Credit or its affiliates, e.g. an investment portfolio company), or otherwise engage in outside business activities without receiving prior written approval from the Legal/Compliance Department via the Outside Business Activity Questionnaire or similar documentation. Failure to obtain such approval may subject THL Credit to regulatory penalties and civil liability and you to disciplinary action, up to and including termination of employment. Activities on behalf of trade associations are not included in this prohibition. In no event may you participate in any outside activity that interferes with your duties at THL Credit.

Covered Persons are required to request and receive written approval from their supervisor and the CCO (or the CCO’s designee), before they may: (1) engage in any business other than that of THL Credit; (2) accept employment or compensation from any person or organization other than THL Credit; (3) serve as an officer, director (except as noted above), member, partner, or employee of a business organization other than THL Credit; or (4) except as provided in Section IV, own any stock or have any financial interest, directly or indirectly, in any other business organization.

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Also, note that involvement in an outside business activity that begins permissibly may evolve into a violation of applicable laws and regulations if the nature or scope of that business or participation changes. Covered Persons should notify the Compliance Department promptly of any changes to the business plan or business lines of the outside business activity or of any changes in participation.

IX.	Exceptions

A.

Notwithstanding the foregoing, the CCO, or her designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal securities transaction in their sole discretion without being required to specify any reason for the refusal.

B.

Other persons that are not full-time employees of THL Credit (such as independent contractors, consultants, temporary employees, interns, and individuals engaged through a temporary staffing agency) will be reviewed on a case by case basis to determine if they have access to client investment transactions and recommendations. If it is determined by the CCO that they do have such access, the person will:

a.

Be subject to the reporting requirements as noted in Section VII (Reporting and Disclosure of Personal Holdings and Transactions), Item B (Reporting Personal Securities Transactions) of this Code from the time in which the consulting arrangement, temporary employment, or internship began.

b.

Be subject to the all restrictions on Personal Securities Transactions as noted in Section III (Restrictions on Personal Securities Transactions), and the preclearance requirements as noted in Section V (Transaction Restrictions Reference Chart), of this Code after six months from the commencement of the consulting arrangement, temporary employment, or internship.

The CCO may grant exceptions to this policy based upon his or her determination of specific circumstances. The CCO may also in his or her determination, subject the consultant, temporary employee or intern to all or only a portion of the provisions of this Code at the commencement of the consulting arrangement, temporary employment or internship based upon specific circumstances.

X.	Consequences for Failure to Comply with the Code

Compliance with this Code of Ethics is a condition of employment and continued employment by THL Credit. Taking into consideration all relevant circumstances, THL Credit will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include, but are not limited to, letters of sanction, disgorgement of profits, limitations of personal trading privileges, financial penalty, suspension, termination of employment, or removal from office, or in serious cases, referral to law enforcement or regulatory authorities.

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Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by the THL Credit Compliance Department to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

XI.	Retention of Records

THL Credit shall maintain the records listed below for a period of five years at THL Credit’s principal place of business or other significant place of business, in an easily accessible place:

A.	A list of all Covered Persons during the period;

B.	Manual or electronic certification by all Covered Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	A copy of each code of ethics that has been in effect at any time during the period;

D.	Holdings and transactions reports made pursuant to the Code (manual or electronic), including any brokerage confirmation and account statements made in lieu of these reports;

E.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

F.	A record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in limited offerings; and

G.

A copy of each annual written report submitted by the CCO to (i) the board of directors of THL Credit Advisors LLC and (ii) if applicable, the directors and trustees of any business development company or other regulated investment company that is a THL Credit client.

Adopted effective: July 2019

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Exhibit 1 - Examples of Beneficial Ownership

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

•

securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•

securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any Immediate Family Member has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•

securities held by an Immediate Family Member, directly or through a trust, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•

securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable, and you have no right to revoke the gift.

CONFIDENTIAL

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Legal/Compliance Department.